Exhibit 10.1

SERVICE AND CONSULTING AGREEMENT

THIS AGREEMENT is made this 10th day of April 2013

BETWEEN:

Blue Sphere Corporation, a Nevada company with a business office in Even Yehuda, 35 Asuta Street, Israel.and/or Eastern Sphere Ltd. And /or Bino Sphere and/or any present and/or future subsidiary of Blue Sphere Corporation (the “Company”)

AND:

Mark Radom from 1/2 Nachal Maor, Bet Shemesh 99623, Israel (the “Consultant”).

WHEREAS:

A.	The Company wishes to engage the Consultant to provide the services described herein (the “Services”) and the Consultant agrees to provide the Services for the compensation and otherwise in accordance with the terms and conditions contained in this Agreement;

B.	The Consultant represents that he possesses all experience, ability and skills relating to the Company's business that are necessary to render the Services to the Company and the Consultant has been and is in the business of providing such Services;

C.	The Consultant has been providing the Company with services since February 2010 based on certain written agreements signed between the Company and the Consultant in the past; and

D.	The Consultant and the Company wish to cancel such and all prior written agreements and set forth below the terms and conditions upon which the Consultant will continue his services for and with the Company.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, accepted and agreed to, the Parties, intending to be legally bound, agree to the terms set forth below.

1.	TERM.

1.1.          Term. The independent contractual relationship pursuant to this Agreement will commence on ___ March 2013 (the “Effective Date”) and shall remain in force unless terminated pursuant to Section 4 hereof (the “Term”).

1.2.          Except as set forth herein, the parties hereby declare and confirm that all previous agreements between them and/or Eastern Sphere Ltd, are hereby terminated.

2.	DUTIES AND SERVICES.

2.1.          Subject to the terms and conditions set forth herein, the Company hereby retains Consultant to provide the Company with the Services and Consultant hereby accepts such engagement. The Consultant will report directly to the CEO of the Company and to the Company's Board of Directors (the “Board”).

2.2.          The Services shall be provided solely and exclusively by the Consultant. The Consultant shall not subcontract, assign, transfer or otherwise delegate performance of any Services without the prior written consent of the Board.

2.3.          Throughout the term of this Agreement, the Consultant shall devote the necessary time and attention to the business of the Company according to the needs of the Company from time to time. The Consultant is permitted to pursue other business or legal activities so long as the same do not conflict or compete with the business of the Company or the Consultant’s ability to provide the Services to the Company. For the avoidance of doubt, it is agreed that Consultant will devote at least 75% of his time to the Company.

2.4.          The Consultant shall perform the Services in an efficient, expeditious and professional manner. In performance of the Services and this Agreement, the Consultant shall comply with all applicable laws, ordinances, rules, regulations, orders, licenses, permits and other governmental requirements (including, but not limited to, any such requirements imposed upon the Company with respect to the Services).

2.5.          The Consultant represents and warrants to the Company that he is under no contractual or other restrictions or obligations which are inconsistent with the execution and delivery of this Agreement, or which may interfere with the performance of the Services and that this Agreement constitutes the valid and binding obligation of the Consultant. In addition, the Consultant represents and warrants that the execution, delivery and performance of this Agreement will not (i) violate any policies or procedures of any other person or entity for which he performs services concurrently with those performed herein (ii) constitute a default under or conflict with other business or legal activities or any other agreement, understanding or commitment, to which he is a party, or by which he is bound and (iii) does not require the consent of any person or entity.

2.6.          The "Services" in this agreement consist of:

•	The Consultant will provide legal services as general counsel to the Company and to Eastern Sphere Ltd. In this connection, it is agreed and acknowledged that certain legal matters will be outsourced to external counsel based on the recommendation of the Consultant and acceptance thereof by the Company’s management.. The Company will work in full transparency with the Consultant in order to facilitate his work and will disclose to him all information, data, agreements that are material to the Company's business and/or necessary for the Consultant's successful work. For the avoidance of doubt, it is agreed that Consultant shall not be required to provide any legal services that fall outside his competency – by way of example (without limitation), taxation.

•	The Consultant will assist the Company and Eastern Sphere Ltd in the process of taking strategic decisions, business development, project appraisal, project management and development, monetization of emissions reductions and offsets, financial analysis and transaction negotiation and structuring both in the USA and in other countries.

•	Any other services the Company or Eastern Sphere will require in their business activities.

3.	COMPENSATION.

3.1.          Subject to the performance of the Services to be rendered hereunder, subject to the following sentence, the Company shall pay to the Consultant for all Services rendered hereunder a monthly fee in an aggregate amount of 7,000 USD (the "Compensation"). Starting from the first full calendar month after financial closing of the Company’s first project, Consultant’s Compensation shall become 10,000 USD per month so long as the Company has the cash to pay such amount. If not, Consultant’s Compensation shall become 10,000 USD per month immediately from the day on which the Company obtains or receives any funds whatsoever and the compensation paid to all other officers and advisors is increased. Should VAT be imposed on Compensation, Such VAT will be added to the Compensation and paid by the Company. The Compensation will be paid in NIS translated pursuant to the official representative rate of exchange of the US$ as published by the Bank of Israel on the payment date. Subsequently, at the same time as the compensation to be paid to the other officers and advisors are increased from their already increased rates after the financial closing, Consultant’s Compensation will be increased, as well.

3.2.          The Compensation shall be paid to the Consultant against an invoice validly issued, in accordance with applicable law, at the end of each calendar month under this Agreement, and the Company will pay Consultant the Compensation within 5 business days from the receipt of any such invoice.

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3.3.          Except as provided herein or as otherwise offered by the Company, the Compensation shall constitute the full and total compensation due to the Consultant under this Agreement and the Consultant shall not be entitled to any other form of compensation, commission, fee, bonus, options, securities, remuneration, reimbursement or any other form of payment or consideration for the provision of Services hereunder.

3.4.          The Consultant shall be solely responsible for, and will make proper and timely payment of, any and all withholding, taxes, duties, fees and/or other impositions that may be levied pursuant to applicable law upon the Consultant in connection with the provision of the Services hereunder, the fulfillment of the Duties of Consultant. In the event that pursuant to any law or regulation, tax is required to be withheld at source from any payment made to the Consultant, the Company shall withhold said tax at the rate set forth in the certification issued by the appropriate taxing authority or at the rate determined by said law or regulation. Consultant agrees to indemnify the Company against all claims, liabilities or expenses the Company incurs as a result of a breach of Consultants obligations under this sub-Section 3.4.

3.5.          The Consultant will be reimbursed by the Company for all reasonable business expenses incurred by the Consultant and pre-approved by the Company in connection with his duties. This includes, but is not limited to, payments of expenses incurred when traveling abroad, per diem payments for travel abroad according to the rules set forth by the Israeli Tax Authorities and others. All expenses will be reimbursed in accordance with the Company’s standard policies and procedures. Reimbursement pursuant to this sub-Section 3.5 shall be effected at the same time as the Consultant’s monthly Compensation is paid.

3.6.          Consultant will be entitled to participate in any and all bonus, stock, option, incentive or other compensation plans for its executives or consultants adopted by the Company or any of its subsidiaries.

3.7.          The Company acknowledges that Consultant offered (i) Dela Wosornu 2.5% of the net profits of any project introduced to the Company by Mr. Wosornu and (ii) Alex Antobre Seinuah .00375% of the net profits of any project in respect of which Mr. Seinuah provides services to the Company or its subsidiaries and, in this connection, will promptly indemnify and hold harmless Consultant from any and all claims made by Dela Wosornu and Alex Antobre Seinuah against the Consultant in respect of any revenues to be earned or any business activities to be conducted in Ghana or elsewhere in Africa and/or any losses, damages, expenses, costs (including reasonable costs of counsel), fees and/or indebtedness to be incurred by Consultant on account of the same.

3.8           The Company will insure the Consultant (including his heirs, executors and administrators) with coverage under a standard directors' and officers' liability insurance policy at the Company's expense..

3.9           The Company acknowledges that it owes Consultant compensation in respect of back-pay and services provided to-date.

4.	TERMINATION.

4.1.          Both parties shall be entitled to terminate this Agreement, for any reason and at any time with prior notice of 90 days.

4.2.          Notwithstanding the above, the Company shall be entitled to terminate this Agreement with immediate effect and without prior notice, at any time, (i) for Cause or (ii) due to the death or Disability (as defined below) of the Consultant.

4.3.          For the purpose of this Section 4,

4.3.1.	“Disability” means: (i) any physical or mental illness or injury, as a result of which the Consultant fails to render the Services required of him pursuant to this Agreement, for a period of two (2) successive months, or an aggregate of two (2) months in any twelve (12) month period. Disability pursuant to this alternative (i) shall be deemed to occur upon the end of such two-month period, (ii) any case where the Consultant is unable or fails, for any reason, to render the Services required pursuant to this Agreement.

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4.3.2.	‘Cause' shall mean the occurrence of any (one or more) of the following circumstances: (i) filing an indictment(s) against the Consultant for any crime, felony or offense (ii) the Consultant breached any of the material terms or conditions hereof, provided that such breach, to the extent reasonably curable, is not cured within 14 days; (iii) the Consultant has engaged in any act or omission which is gross negligence, in bad faith towards the Company or was taken by the Consultant to intentionally harm the Company; (iv) act of fraud or embezzlement of funds of the Company by the Consultant; (v) falsification of the Company's records or reports or any other willful misconduct by the Consultant in connection with the business affairs of the Company.

4.4.          Upon termination neither party shall have any further obligations under this Agreement, except for the obligations, which by their terms survive this termination as noted in Section 5 hereof. Upon termination and, in any case, upon the Company’s request, the Consultant shall return immediately to the Company or destroy all Confidential Information (as defined below) and copies thereof and any other property belonging to the Company, including, but not limited to (if applicable), any confidential materials, keys, documents, reports, research records, computer files and/or records, passwords for all computer records, bank statements, checks or any other Company materials.

4.5.          Any termination of this Agreement shall not affect the Consultant's eligibility to receive payment of Compensation and reimbursement of expenses for Services already provided to the Company until such termination date.

5.	CONFIDENTIALITY; PROPRIETARY RIGHTS; NON-COMPETE.

5.1  Maintenance of Confidential Information.

5.1.1          The Consultant acknowledges that the Consultant will, either directly or indirectly, have access to and be entrusted with Confidential Information (whether oral, written or by inspection) relating to the Company or its respective affiliates, associates or customers.

5.1.2          The Consultant acknowledges that the Company’s Confidential Information constitutes a proprietary right, which the Company is entitled to protect. Accordingly, the Consultant covenants and agrees that, as long as he works for the Company, the Consultant will keep in strict confidence the Company’s Confidential Information and will not, without prior written consent of the Company, disclose, use or otherwise disseminate the Company’s Confidential Information, directly or indirectly, to any third party.

5.1.3          The Consultant agrees that, upon termination of his services for the Company, he will immediately surrender to the Company all Company Confidential Information then in his possession or under his control.

5.2             Exceptions. The general prohibition contained in Section 5.1.1 against the unauthorized disclosure, use or dissemination of the Company’s Confidential Information will not apply in respect of any Company Confidential Information that:

5.2.1          is available to the public generally;

5.2.2          becomes part of the public domain through no fault of the Consultant;

5.2.3          is already in the lawful possession of the Consultant at the time of receipt of the Company’s Confidential Information; or

5.2.4          is compelled by applicable law to be disclosed, provided that the Consultant gives the Company prompt written notice of such requirement prior to such disclosure and provides assistance at the request and expense of the Company, in obtaining an order protecting the Company’s Confidential Information from public disclosure.

5.3             Non Competition. The Consultant agrees and undertakes that he will not, so long as this agreement is in force, become financially interested in, be employed by or give service to any business or venture that competes directly with the Company’s business.

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5.4             No Solicitation.

5.4.1          “Customer”: For the purposes of this Agreement, “Customer” means any Person who is, at any time during the Term of this agreement, a customer of the Company.

5.4.2          The Consultant covenants and undertakes that he will not, at any time during the Term of this Agreement for any reason, directly or indirectly, in any way:

5.4.2.1           solicit, hire or engage the services of any employee of the Company or its affiliates or persuade or attempt to persuade any such individual to terminate his employment or relationship with the Company or any of its Affiliates;

5.4.2.2           persuade or attempt to persuade any Customer to restrict, limit or discontinue purchasing or retaining the services provided by the Company or any of its affiliates to any such Customer or to reduce the amount of business which any such Customer has customarily done, or contemplates doing, with the Company or any of its affiliates in respect of the Company’s business, or to solicit or take away, or attempt to solicit or take away, from the Company or any of its affiliates any of its Customers in respect of the Company’s business.

6.	THE NATURE OF THE CONTRACTUAL RELATIONSHIP

The Consultant shall at all times act as an independent contractor, and shall not be, and/or claim to be, an employee of the Company and of Eastern Sphere Ltd. The Consultant warrant that he is aware that this Agreement is only an agreement for the provision of consulting services on a strictly contractual basis, and does not create employer-employee relations between him and the Company or Eastern Sphere Ltd and does not confer upon him any rights, except for those set forth herein explicitly.

7.	MISCELLANEOUS.

7.1.          Equitable Relief. The Consultant agrees that any breach of Section 5 above by him would cause irreparable damage to the Company and that, in the event of such breach, the Company shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent the violation or threatened violation of the Consultant's obligations hereunder.

7.2.          Waiver. Any waiver by a Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision hereof. All waivers by any Party shall be in writing.

7.3.          Severability; Reformation. In case any one or more of the provisions (or parts of a provision) contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision (or part of a provision) of this Agreement; and this Agreement shall, to the fullest extent lawful, be reformed and construed as if such invalid or illegal or unenforceable provision (or part of a provision), had never been contained herein, and such provision (or part of the provision) reformed so that it would be valid, legal and enforceable to the maximum extent possible, provided that the same does not curtail the original intent of the Parties as evidenced herein. Without limiting the foregoing, if any provision (or part of provision) contained in this Agreement shall for any reason be held to be excessively broad as to duration, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the fullest extent compatible with then existing applicable law.

7.4.          Assignment. The Company shall be permitted to assign its rights and obligations under this Agreement. The Consultant shall not have the right to assign his rights or obligations under this Agreement without the prior written consent of the Company.

7.5.          Headings; Interpretation. Headings and subheadings are for convenience only and shall not be deemed to be a part of this Agreement. The preamble, exhibits and schedules to this Agreement constitute an integral part hereof. Words in the singular shall include the plural and vice versa; and reference to a person shall also include corporate bodies and other legal entities.

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7.6.          Amendments. This Agreement may be amended or modified, in whole or in part, only by an instrument in writing signed by the Company and the Consultant.

7.7.          Notices. Any notices or other communications required hereunder shall be in writing and shall be deemed given when delivered in person or when mailed, by certified or registered first class mail, postage prepaid, return receipt requested, addressed to the parties at their addresses specified in the preamble to this Agreement or to such other addresses of which a party shall have notified the others in accordance with the provisions of this Section 7.7, and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified, (b), if sent by electronic mail or facsimile (with electronic confirmation of receipt) on the recipient’s next business day, (c) three (3) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt.

7.8.          Governing Law. This Agreement shall be governed by the laws of Israel. The competent courts of the city of Tel Aviv, shall have exclusive jurisdiction over any matter in connection with this Agreement.

7.9.          Entire Agreement. This Agreement supersedes all prior agreements, written or oral, between the parties hereto relating to the subject matter of this Agreement.

7.10.        Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original and all of which shall be deemed a single agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered on and as of the Effective Date.

COMPANY	CONSULTANT

Blue Sphere Corporation
By:

Name:	Name:	Mark Radom

Title:	Title:

[Signature Page- Service and Consulting Agreement]

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